SCHEDULE 14C
                                 (RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

|_|   Preliminary Information Statement
|X|   Definitive Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                      EARTHFIRST TECHNOLOGIES, INCORPORATED
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

|X|   No fee required
|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which the transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:


|_|   Fee paid previously with preliminary materials

|_| check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount previously paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

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                      EARTHFIRST TECHNOLOGIES, INCORPORATED
                    2515 E Hanna Avenue, Tampa, Florida 33610

                              INFORMATION STATEMENT
                             PURSUANT TO SECTION 14
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE NOT REQUESTED TO SEND US A PROXY

                                                                 Tampa, Florida
                                                                 May 25, 2005

         This information statement has been mailed on or about May 27, 2005 to the stockholders of record on May 24, 2005 (the "Record Date") of EarthFirst Technologies, Incorporated, a Florida corporation (the "Company") in connection with certain actions to be taken pursuant to the written consent of the stockholders of the Company holding a majority of the outstanding shares of common stock, dated as of May 24, 2005. The actions to be taken pursuant to the written consent shall be taken on or about June 16, 2005, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.


                                            By Order of the Board of Directors,

                                            /s/ John D. Stanton
                                            Chairman of the Board


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NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS
HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED MAY 24, 2005

To Our Stockholders:

         NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated May 24, 2005, in lieu of a special meeting of the stockholders. Such action will be taken on or about June 16, 2005:

         1. The Company's Articles of Incorporation, as amended, will be amended to increase the number of authorized shares of common stock, par value $.0001 per share (the "Common Stock"), of the Company from 500,000,000 shares to 750,000,000 shares.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         As of the Record Date, the Company's authorized capitalization consisted of 500,000,000 shares of Common Stock, of which 491,413,360 shares were issued and outstanding as of the Record Date. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

         Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by resolution dated May 24, 2005; and having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

         Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on June 16, 2005.

         The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

         This Information Statement will serve as written notice to stockholders pursuant to Section 607.0704 of the Florida Business Corporation Act.


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                   AMENDMENT TO THE ARTICLES OF INCORPORATION

         On May 24, 2005, the stockholders of the Company holding a majority of the outstanding shares of common stock of the Company approved an amendment to the Company's Articles of Incorporation, as amended, to replace Paragraph One of
Article III in its entirety, which will result in an increase to the number of authorized shares of Common Stock. The Company's Articles of Incorporation, as amended, currently authorizes for issuance of 510,000,000 shares consisting of 500,000,000 of common stock and 10,000,000 shares of preferred stock. The approval of this amendment to the Articles of Incorporation will increase the Company's authorized shares of common stock to 750,000,000. The Company currently has authorized common stock of 500,000,000 shares and approximately 491,413,360 shares of Common Stock are outstanding as of the Record Date and authorized preferred stock of 10,000,000 and no shares of preferred stock outstanding. The Board believes that the increase in authorized common shares would provide the Company greater flexibility with respect to the Company's capital structure for such purposes as additional equity financing and stock based acquisitions.

         Paragraph One of Article III of the Company's Articles of Incorporation currently is as follows:

                  "This corporation is authorized to issue 500,000,000 (five-hundred million) shares of Common Stock having a par value of $0.0001 per share, which shares will be and hereby are designated as "Common Shares." Without action by the shareholders, any or all of the authorized shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation."

         Upon approval of the amendment to increase the Company's authorized shares of common stock from 500,000,000 to 750,000,000, Paragraph One of Article III of the Company's Articles of Incorporation will be as follows:

                  "This corporation is authorized to issue 750,000,000 (seven-hundred fifty million) shares of Common Stock having a par value of $0.0001 per share, which shares will be and hereby are designated as "Common Shares." Without action by the shareholders, any or all of the authorized shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation."

INCREASE IN AUTHORIZED COMMON STOCK

         The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

         As of the Record Date, a total of 491,413,360 shares of the Company's currently authorized 500,000,000 shares of Common Stock are issued and outstanding. The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

         The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti- takeover device.

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

         Except for the following, there are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized:

         On March 30, 2005, the Company entered into agreements with Laurus Master Funds, Ltd, a Cayman Islands corporation ("Laurus"), pursuant to which the Company sold convertible debt, an option and a warrant to purchase common stock of the Company to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The securities being sold to Laurus include the following:

      o a secured convertible minimum borrowing note and a secured revolving note with an aggregate principal amount not to exceed $5,000,000;
      o a secured convertible term note with a principal amount of $3,000,000;
      o a common stock purchase warrant to purchase 11,162,790 shares of common stock of the Company, at a purchase price of $0.23 for the first 5,581,395 shares and $0.28 for any additional shares, exercisable for a period of seven years; and
      o an option to purchase 24,570,668 shares of common stock of the Company, at a purchase price equal to $0.01 per share, exercisable for a period of six years

         At the closing of the foregoing financing from Laurus, on March 31, 2005, the Company received $3,000,000 in connection with the convertible term note. In addition, the Company is permitted to borrow an amount based upon its eligible accounts receivable and inventory, pursuant to the convertible minimum borrowing note and the revolving note. Accordingly at the closing, the Company received an additional $3,600,000 for an aggregate of $6,600,000 in financing from Laurus.

         The notes mature on March 30, 2008. Annual interest on the convertible minimum borrowing note and the revolving note is equal to the "prime rate" published in The Wall Street Journal from time to time, plus 2.0%, provided, that, such annual rate of interest may not be less than 7.0%, subject to certain downward adjustments resulting from certain increases in the market price of the Company's common stock. Annual interest on the convertible term note is equal to the "prime rate" published in The Wall Street Journal from time to time, plus 2.5%, subject to certain downward adjustments resulting from certain increases in the market price of the Company's common stock.

         The principal amount of the secured convertible term note is repayable at the rate of $100,000 per month together with accrued but unpaid interest, commencing on October 1, 2005. Such amounts may be paid, at the holder's option
(i) in cash with a 2% premium; or (ii) in shares of common stock, assuming the shares of common stock are registered under the Securities Act of 1933. If paid in shares of common stock the number of shares to be issued shall equal the total amount due, divided by $0.19. If the average closing price of the common stock for five consecutive trading days prior to an amortization date is equal

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

to or greater than $.209, the Company may require the holder to convert into common stock an amount of principal, accrued interest and fees due under the term note equal to a maximum of 25% of the aggregate dollar trading volume of the common stock for the 22 consecutive trading days prior to a notice of conversion. The Company in cash may redeem the term note by paying the holder 125% of the principal amount, plus accrued interest during the first year of the note, 115% of the principal amount, plus accrued interest during the second year of the note and 110% of the principal amount, plus accrued interest thereafter. The holder of the term note may require the Company to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.19.

         The principal amount of the secured convertible minimum borrowing note, together with accrued interest thereon is payable on April 1, 2005. The secured convertible minimum borrowing note may be redeemed by the Company in cash by paying the holder 103% of the principal amount, plus accrued interest during the first year of the note, 102% of the principal amount, plus accrued interest during the second year of the note and 101% of the principal amount, plus accrued interest thereafter. The holder of the term note may require the Company to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.19.

         Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the notes will be reduced accordingly. The conversion price of the secured convertible notes may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution.

         120% of the full principal amount of the convertible notes are due upon default under the terms of convertible notes. Laurus has contractually agreed to restrict its ability to convert the convertible notes if such conversion would exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant and the option held by such holder and 4.99% of the outstanding shares of common stock of the Company.

         In addition to the above financing transaction, we may enter into additional investments in order to develop our operations. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. We will be required to issue additional shares of Common Stock which are proposed to be authorized if we elect to issue equity securities. If we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations again.

         Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

Risks Relating to Our Current Financing Arrangements:

There are a large number of shares underlying warrants and options that may be available for future sale and the sale of these shares may depress the market price of our common stock.

         As of the date of this prospectus, we had approximately 491,413,360 shares of common stock issued and outstanding and we had convertible notes which could require the issuance of approximately 45,000.000 additional shares of common stock to Laurus Master Fund, Ltd., and options and warrants which could require the issuance of 35,733,458 additional shares of common stock. All of the shares, including all of the shares issuable upon conversion of the convertible notes and upon exercise of our warrants and option, are being registered hereunder. Upon registration such shares may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of the Convertible Notes and Exercise of Outstanding Warrants and Options May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

         The issuance of shares upon conversion of the convertible notes and exercise of warrants and options may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the stock at a price lower than the current market prices. Although Laurus may not convert their convertible notes and/or exercise their warrants if such conversion or exercise would cause them to beneficially own more than 4.99% of our outstanding common stock, this restriction does not prevent Laurus from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Laurus could sell more than this limit while never holding more than this limit.

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

If We Are Required for any Reason to Repay Our Outstanding Secured Convertible Notes to Laurus at an Unexpected Time, We Could Deplete Our Working Capital. Our Inability to Repay the Secured Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

         In March 2005, we entered into various agreements with Laurus for the sale of convertible debt, an option and a warrant to purchase common stock of the Company. The $3,000,000 of secured convertible term notes are due and payable, with interest, on a monthly basis over a three-year period, unless sooner converted into shares of our common stock. The secured revolving note and minimum borrowing note in the maximum amount of $5,000,000 are due in three years, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to pay any taxes when due, our failure to perform under and or commit any breach of the security agreements or any ancillary agreement, any event of default under any other indebtedness by us or any of our subsidiaries could require the early repayment of the secured convertible notes at a rate of 120%, including a default interest rate on the outstanding principal balance of the notes if the default is not cured within the specified grace period. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and we would need to raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Security Agreement, Secured Convertible Notes, Warrants, Stock Pledge Agreement or Subordination Agreement, the Investors Could Take Possession of all Our and Our Subsidiaries' Assets.

         In connection with the security agreement we entered into in March 2005 we executed a stock pledge agreement in favor of Laurus granting them a first priority security interest in the common stock of our subsidiaries all of our and our subsidiaries' goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement and stock pledge agreement state that if an event of default occurs under any agreement with the lenders, the lenders have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

If we Sell any Securities at a an Effective Price below $0.19 Per Share, the Conversion Price of Our Laurus Notes and Exercise Price of Our Laurus Warrants Will be Lowered, Resulting in Additional Dilution to Shareholders.

         We shall allocate approximately 81,000,000 shares of common stock to cover the conversion of the notes and exercise of warrants and options by Laurus in this offering. If we engage in a lower priced transaction than our current financing arrangements with Laurus while the convertible notes or warrants are outstanding, then the conversion price of the notes and exercise price of the warrants will be adjusted to the lower transaction price and we may be required to issue additional shares of common stock to the investors. If this occurs, the number of shares which are registered pursuant to this prospectus may not be adequate. Accordingly, we may be required to file a subsequent registration statement covering additional shares. If the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of May 24, 2005. The information in this table provides the ownership information for:

      o each person known by us to be the beneficial owner of more than 5% of our Common Stock;

      o     each of our directors;

      o     each of our executive officers; and

      o     our executive officers and directors as a group.

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     Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common Stock beneficially owned and percentage ownership is based on 491,413,360 shares outstanding on May 24, 2005, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, which are presently exercisable or will become exercisable within 60 days after May 24, 2005.

                           Number of Shares Percentage
Name and Address of Beneficial Owner         Beneficially Owned      Outstanding
---------------------------------------      ------------------      -----------

John D. Stanton
   P.O. Box 24567
   Tampa, Florida 33623                      268,795,260(1)            54.70%

Leon H. Toups
   418 Harbor View Lane
   Largo, Florida 33770                       16,786,949                3.42%

Jaime Jurado
   2515 E Hanna Avenue
   Tampa, Florida 33610                       39,377,897(3)             8.02%

Nicholas R. Tomassetti
   853 Vanderbilt Beach Road
   Naples, Florida 34108                       1,000,000(2)              .20%

David E Crow
   2515 E Hanna Avenue
   Tampa, Florida 33610                          600,000                 .12%

Ralph W. Hughes Revocable Family Trust
   P.O. Box 24567
   Tampa, Florida 33623                       32,016,719                6.52%

Frank W. Barker
   10396 57th Way North
   Pinellas Park, Florida 33782                1,500,000                 .30%

                                            ------------------      -----------

All Officers and Directors (five persons)    328,060,106               66.76%
----------

      (1) Includes options to purchase 2,000,000 shares of Common Stock at prices ranging from $.195 to $.2145 per share. Includes all shares owned by entities with which Mr. Stanton is affiliated.
      (2) Includes options to purchase 100,000 shares of Common Stock at an exercise price of $.20 per share granted in 2001.
      (3)   Includes 12,688,949 shares owned by spouse.


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                             ADDITIONAL INFORMATION

         The Company will provide upon request and without charge to each stockholder receiving this Information Statement a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, including the financial statements and financial statement schedule information included therein, as filed with the SEC. The Annual Report is incorporated in this Information Statement. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the SEC and other publicly available information.

                                             By Order of the Board of Directors,
                                             /s/ John D. Stanton
                                             John D. Stanton
                                             Chairman of the Board of Directors
Tampa, Florida
May 25, 2005

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